EXHIBIT 5


                       [AMERICAN STORES COMPANY LETTERHEAD]


         NEWS RELEASE

                                            Investor and Media Contact:
                                            Daniel J. Zvonek
                                            Director - Investor and
                                                       Public Relations
                                            (801) 539-0112


                   AMERICAN STORES COMPANY AGREES TO REPURCHASE
           $550 MILLION OF ITS SHARES HELD BY SKAGGS FAMILY AND TRUSTS


                   SALT LAKE CITY, UTAH -- February 21, 1997 -- American Stores Company (NYSE:ASC) and the family of L.S. Skaggs announced today an agreement for the repurchase by American Stores of 12,222,222 shares of its common stock from the Skaggs family and certain family and charitable trusts for $45 per share, yesterday's closing price on the New York Stock Exchange. The Company also announced that it had agreed to file a registration statement to enable such shareholders to sell between 14.7 million and 16.4 million additional shares in a secondary offering as promptly as practicable.

                   The agreement is designed to further the best interest of American Stores, while permitting the orderly sale by the Skaggs family and trusts of their American Stores stock.

                   Victor L. Lund, Chairman and Chief Executive Officer of the Company stated, "This transaction will enable the Company's management and associates to focus fully on carrying out our business strategy, including the Delta initiatives designed to transform the Company from a holding company to a unified operating company. The repurchase will be slightly accretive to our earnings per share, and will not affect our aggressive capital expenditure program."

                   A spokesman for the Skaggs family stated, "We are pleased that we have been able to reach an agreement with American Stores with respect to our holdings. As the largest shareholders in








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         American Stores, the objective of the Skaggs family has always been to enhance long term shareholder value."

                   The Company plans to finance the share repurchase, which will aggregate $550 million, initially through bank lines of credit. Subject to market conditions, the Company expects to refinance such repurchases in public equity and/or debt offerings over the next six to twelve months.

                   The closing of the share repurchase is expected to occur simultaneously with the closing of the secondary offering. If the price to the public in the secondary offering would be less than $45 per share, the selling stockholders have the right to terminate the secondary offering and, if they also elect, the Company repurchase. Either the Company or the selling stockholders may terminate the transactions if they are not consummated within 60 days following the date the Company files a registration statement for the secondary offering.

                   The selling stockholders have agreed to enter into a ten-year standstill agreement restricting purchases and sales of the Company's shares, proxy fights and other actions. In the event that neither the share repurchase nor the secondary offering is consummated, the standstill period would be reduced to thirty months. The Company has also granted the selling stockholders certain registration rights during the standstill period.

                   American Stores Company is one of the nation's largest food and drug retailers. It operates 1,695 stores in 26 states. Its principal retail operations include Acme
         Markets, Jewel Food Stores, Lucky Northern California Division, Lucky Southern California Division, Jewel Osco Southwest, and Osco and Sav-on drug stores.



                   Cautionary Note: This press release contains certain forward-looking statements about the future performance of the Company which are based on management's assumptions and beliefs in light of the information currently available to it. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food and drug industries generally and particularly in the Company's principal markets; the implementation of the Company's Delta initiatives in accordance with the currently contemplated schedule and budget; changes in the financial markets related to the Company's cost of capital; supply or quality control problems with the Company's vendors; and changes in economic conditions which affect the buying patterns of the Company's customers.


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